AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT is dated and effective as of October 10, 2018, between United Insurance Holdings Corp., a Delaware Corporation (the “Company”), and John Forney (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement, as amended and restated effective as of April 21, 2017 (the "Agreement");

WHEREAS, Section 10 of the Agreement permits the Agreement to be amended, supplemented, or modified by a written instrument signed by the party or parties against whom enforcement of such amendment, supplement, or modification is sought; and

WHEREAS, the Company and the Executive desire to modify the treatment of certain payments contemplated by Section 4.8(ii) of the Agreement.

NOW, THEREFORE, pursuant to Section 10 of the Agreement, in consideration of the recitals, mutual covenants and agreements set forth in the Agreement and below, the parties agree as follows:

1.	All capitalized terms used but not defined herein shall have the meaning accorded to them in the Agreement.

2.	Section 4.8(ii) of the Agreement is hereby amended to read as follows:

if any payments or benefits paid by the Company pursuant to this Agreement, including any accelerated vesting or similar provisions ("Payments"), would cause some or all of the Payments in conjunction with any other payments made to or benefits received by the Executive in connection with a Change of Control (such payments or benefits, together with the Payments, the "Total Payments") to be subject to the tax ("Excise Tax") imposed by Code Section 4999 but for this Section 4.8(ii), then, notwithstanding any other provision of this Agreement to the contrary, the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Executive may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

The procedures for determining the value of the Total Payment under this Section 4.8(ii) will be made in the same manner as under the Company's 2013 Omnibus Incentive Plan.

3.	Except as amended herein, the Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, this parties hereto have executed this Amendment to the Agreement as of the date specified above.

UNITED INSURANCE HOLDINGS CORP.            EXECUTIVE
By:    /s/ Brad Martz                        /s/ John Forney
Name:    Brad Martz                            John Forney
Title:    Chief Financial Officer

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United Insurance Holdings Corp.    Forney Amendment to Employment Agreement